Exhibit 10.23

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

LICENCE AGREEMENT

Between

LIFEARC

and

ERASCA, INC.

TABLE OF CONTENTS

1.	Definitions and Interpretation	1

2.	Grant of Rights	7

3.	Know-how and other Confidential Information	10

4.	Payments	11

5.	Commercialisation	15

7.	Compliance with Laws	17

8.	Intellectual Property	17

9.	Warranties and Liability	19

10.	Duration and Termination	22

11.	General	25

Schedule 1 Licensed Technology		29

Schedule 2 Appointment of Expert		30

Schedule 3 Development Plan		31

Schedule 4 Royalty Statement		32

THIS AGREEMENT is made by and

BETWEEN:

(1)

LifeArc , a company registered in England (company Number 2698321) and limited by guarantee (registered charity number 1015243), whose registered office is at 7th Floor, Lynton Housed, 7-12 Tavistock Square, London WC1H 9LT (“LifeArc”); and

(2)	Erasca Inc., a company registered in the State of Delaware, U.S.A., whose office is at 10835 Road to the Cure Suite 140, San Diego, CA 92121 USA (“Licensee”).

WHEREAS:

(A)	Lifearc has developed a research programme related to ULK1/2 inhibitors.

(B)

The Licensee wishes to take a licence to the intellectual property arising from such programme for the development and commercialisation of Licensed Products in the Field and in the Territory, and LifeArc has agreed to grant the Licensee such licence, all in accordance with the provisions of this Agreement.

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

Definitions

1.1	In this Agreement:

“Affiliate” in relation to a Party, means any entity or person that Controls, is Controlled by, or is under common Control with that Party.

“Claims” means all demands, claims and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, costs and expenses of any nature whatsoever and all costs and expenses (including legal costs) incurred in connection therewith.

“Combination Products” means any Licensed Products incorporated in or bundled with any other product.

“Commencement Date” means the date of last signature below.

“Confidential Information” means:

(a)	the existence and subject matter and terms of this Agreement (which shall be the Confidential Information of both Parties);

(b)	the ULK Inhibitor IP;

(c)	LifeArc Testing Results;

(d)	any and all information that is maintained by the Disclosing Party as a trade secret as defined under the Uniform Trade Secrets Act;

(e)

any and all information that would be regarded as confidential by a reasonable business person or information which is identified as being confidential or otherwise designated to show expressly that it is imparted in confidence including information relating to:

(i)	the business, affairs, customers, clients, suppliers, or plans, intentions, or market opportunities of the Disclosing Party;

(ii)	the operations, specifications, research, inventions, processes, initiatives, product information, know-how, designs, trade secrets or software of the Disclosing Party,

in each case which is disclosed orally, visually (for example, in electronic form) or in writing by or on behalf of one Party to the other Party, and shall include any information, analyses, compilations, studies, minutes of meetings, or other documents or physical materials prepared by or on behalf of the Receiving Party which include or otherwise derive from information received from the Disclosing Party.

“Control” means:

(a)	holding the right by contract to require that the person under Control conducts its affairs in accordance with the wishes of the person who holds that right; or

(b)

in relation to a body corporate, the direct or indirect beneficial ownership of more than 50% (fifty percent) (or outside of a Party’s home territory, such lesser percentage as is the maximum permitted level of foreign investment) of the issued shares or securities of the other entity or the legal power to direct or cause the direction of the general management of the other entity in question, or its holding company or parent undertaking; or

(c)	in relation to a partnership, the right to a share of more than half the assets, or of more than half the income, of the partnership.

“Development” means the Initial Testing and any and all research, pre-clinical development and clinical development activities carried out by or on behalf of the Licensee, its Affiliates or its Sub-licensees that relate to the use of and/or the development of the Licensed IP, including but not limited to lead optimization, toxicology, pharmacology and other preclinical activities, test method development, stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development and clinical trials. When used as a verb Develop means to engage in Development.

“Development Results” means all Materials and Know-how generated, or otherwise collected or collated, arising, identified or first reduced to practice, by or on behalf of the Licensee in the course of the Development and any Intellectual Property Rights arising from the foregoing.

“Diligent Efforts” means exerting such efforts and employing such resources as would normally be exerted or employed by a reasonable similarly situated third party company of a similar size for a product of similar market potential at a similar stage of its product life, when utilizing sound and reasonable scientific, medical and business practice and judgment in order to develop the product in a timely manner and maximize the economic return to the Parties from its commercialisation and taking into account, inter alia, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the product and other relevant factors. For clarity, when taking into account any such relevant factors, such as competitiveness of the marketplace or profitability of the product, Licensee shall not take into account any other of Licensee’s products or programs that might be competitive with a Licensed Product.

“Disclosing Party” has the meaning given in clause 3.3.

“Documented Deductions” means:

(a)	normal trade discounts actually granted and any credits actually given for rejected, defective, recalls or returned Licensed Products;

(b)	price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to governmental authorities or other payees;

(c)	costs of packaging, insurance, carriage and freight, provided in each case that the amounts are separately charged to the purchaser on the relevant invoice;

(d)	value added tax or other sales tax;

(e)	import duties or similar applicable government levies charged to the purchaser on the relevant invoice;

(f)

the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers or Medicare Prescription Drug Plans relating to the Licensed Product;

(g)	any invoiced amounts from a prior period which are not collected and are written off by Licensee, its Affiliates or its Sublicensees, including bad debts;

(h)

that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) and reasonably allocable to sales of the Licensed Products; and

(i)	any other similar and customary deductions that are consistent with GAAP, but which may not be duplicative of the deductions specified in (a) – (h) above,

provided that such deductions do not exceed reasonable and customary amounts in the markets in which such sales occurred.

“Field” means all fields of use, including any diagnostic, preventative or therapeutic use.

“First Commercial Sale” means the first sale of a Licensed Product within the Territory following the receipt by the Licensee, its Affiliates or Sub-licensees of a market authorisation or other approvals necessary to import, distribute, market, promote and sell a Licensed Products in a particular country.

“First Phase 1 Initiation” means the first dosing of the second patient in a Phase 1 Clinical Trial for a Licensed Product.

“First Phase 2/3 Initiation” means the first dosing of the second patient in a Phase 2/3 Clinical Trial for a Licensed Product.

“Indemnitees has the meaning given in clause 9.7.

“IND” means an Investigational New Drug filed with FDA in the United States or a corresponding application filed with a regulatory agency in a country other than the United States with respect to the development of the Licensed IP and/or Development Results.

“Indication” means a specific disease, disorder or condition which is recognized by the applicable regulatory authority in a given country or jurisdiction as a disease, disorder or condition. For the avoidance of doubt, all variants of a single disease, disorder or condition (whether classified by severity or otherwise) will be treated as the same Indication, except that different types of cancer, as defined by site or cancer cell origin by the applicable regulatory authority, will be treated as different Indications, to the extent that they are recognized as such by applicable regulatory authorities.

“Initial Testing” has the meaning set out in clause 2.8.

“Initial Testing Period” means a period of three (3) months beginning on the Commencement Date.

“Intellectual Property Rights” means Patent Rights, trade-marks, copyright, database rights, rights in designs, and all or any other intellectual property rights whether or not registered or capable of registration anywhere in the world (including the right to apply for and applications for the foregoing).

“Know-how” means unpatented technical and other information which is not in the public domain regardless of how such information is collected or recorded, including inventions, discoveries, data, designs, formulae, chemical structures, antibody sequences, methods, algorithms, models, research plans, procedures, results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), analytical and quality data, data analyses and reports (and for this purpose, the fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public).

“Licensed IP” means the LifeArc Testing Results and the ULK Inhibitor IP.

“Licensed IP Publication Date” means the date of the first publication of a Patent application in any jurisdiction.

“Licensed Products” means any and all products that (a) are within (or are manufactured or developed using a process described in) a Valid Claim of the Patents and/or (b) incorporate, or their development or manufacture makes use of, any of the (A) Development Results that are generated prior to the later of (i) date of the filing of the first IND application or (ii) the Licensed IP Publication Date; and/or (B) ULK Inhibitor IP and/or the LifeArc Testing Results

“LifeArc Scientist” means a scientist from LifeArc’s Centre for Therapeutics Discovery with suitable knowledge of the Licensed IP.

“LifeArc Testing” has the meaning set out in clause 2.6.

“LifeArc Testing Results” means all Materials and Know-how generated, or otherwise collected or collated, arising, identified or first reduced to practice by LifeArc, in the course of the LifeArc Testing and any Intellectual Property Rights arising from the foregoing.

“Materials” means organic or inorganic elements or compounds; nucleotide or nucleotide sequences (including DNA and RNA sequences); genes, vectors or constructs (including plasmids, phages or viruses); host organisms (including bacteria, fungi, algae, protozoa and hybridomas); eukaryotic or prokaryotic cell lines or expression systems or any development strains or products of cell lines or expression systems; proteins (including peptides or amino acid sequences, enzymes, antibodies or proteins conferring targeting properties and fragments of any protein, peptide enzyme or antibody); drugs or pro-drugs; assays or reagents and any other genetic or biologic materials or micro-organisms.

“Major Market Country” means the U.S., England, Spain, Italy, France, Germany, China and Japan

“Net Sales Value” means

(a)

with respect to Licensed Products (i) the gross invoiced price of Licensed Products sold by or on behalf of the Licensee or its Affiliates or its Sub-licensees in arm’s length transactions for a cash consideration; and/ or (ii) where the sale is not at arm’s length and/or is for or includes a non-cash consideration (other than Licensed Products used or subject to clause 5.6 disposed of for free or at or below cost of production by the Licensee or its Affiliates or its Sub-licensees), the relevant open market price for the Licensed Product in the country or territory in which the sale, use or disposal takes place or if the relevant open market price is not ascertainable, a reasonable price, assessed on an arm’s length basis therefor, in each case of (i) and (ii) after deduction of the Documented Deductions;

(b)

with respect to Combination Products (i) the gross invoiced price of Combination Products sold by or on behalf of the Licensee or its Affiliates or its Sub-licensees in arm’s length transactions for a cash consideration; and/ or (ii) where the sale is not at arm’s length and/or is for or includes a non-cash consideration (other than Combination Products used or subject to clause 5.6, disposed of for free or at or below cost of production by the Licensee or its Affiliates or its Sub-licensees), the relevant open market price for the Combination Products in the country or territory in which the sale, use or disposal takes place or if the relevant open market price is not ascertainable, a reasonable price, assessed on an arm’s length basis therefor, in each case of (i) and (ii) after deduction of the Documented Deductions multiplied by:

(iii)

the fraction A/(A+B), where “A” is the Net Sales Value of the Licensed Products if sold separately, and “B” is the Net Sales Value of the other product, component or ingredient in the Combination Products if sold separately.

(iv)

the fraction A/C where “A” is the Net Sales Value of the Licensed Products, if sold separately, and “C” is the Net Sales Value of the Combination Product, if the other product, component or ingredient in the Combination Products is not sold separately,

(v)

the fraction (C-B)/C where B is the Net Sales Value of the other product, component or ingredient, if sold separately, and C is the Net Sales Value of the Combination Product if the Licensed Product component of the Combination Product is not sold separately,

(vi)

the relative weighting of the Licensed Products given in good faith by the Parties as a contribution to the Combination Product as whole, if neither the Licensed Products nor the other product, component or ingredient in the Combination Products are sold separately; provided that if the Parties are unable to agree upon such relative weighting, the disagreement shall be referred to an independent expert pursuant to clause 4.4.

Sales of Licensed Products and/or Combination Products between the Licensee and its Affiliates or its Sub-licensees shall not be taken into account for the purposes of calculating “Net Sales Value” unless there is no subsequent sale to a third party in an arm’s length transaction for a cash consideration.

“Parties” means LifeArc and the Licensee, and “Party” shall mean either of them.

“Patent Rights” means patents and patent applications, divisionals, continuations, continuations in part, extensions, reissues, renewals, re-examinations, additions and any supplementary protection certificates and similar rights.

“Patents” means any Patent Rights arising from the ULK Inhibitor IP, and/or the LifeArc Testing Results and/or the Development Results, provided that with respect to the Patent Rights arising from the Development Results, it shall only include those Patent Rights with a priority date that is prior to the later of (i) the date of the filing of the first IND application, or (ii) Licensed IP Publication Date.

“Phase 1 Clinical Trial” means a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a Licensed Product in subjects or that would otherwise satisfy requirements of 21 C.F.R. 312.21(a), or its foreign equivalent.

“Phase 2 Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Licensed Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.

“Phase 2/3 Clinical Trial” means a human clinical trial in any country that satisfies the requirements for both a Phase II Clinical Trial and a Phase III Clinical Trial and is designed (a) to ascertain efficacy and safety of a Licensed Product and (b) to be sufficient to support the preparation and submission of an NDA for such Licensed Product to a competent regulatory authority, regardless of whether such trial is referred to as a phase 2, phase 2b, or phase 3 clinical trial.

“Phase 3 Clinical Trial” means a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for an NDA or would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

“Receiving Party” has the meaning given in clause 3.3.

“Regulatory Exclusivity” means any exclusivity conferred by the applicable governmental regulatory authority, entity or entities in the relevant country or jurisdiction for a biological or pharmaceutical product in such country or jurisdiction, including, by way of example only, regulatory data protection, market exclusivity, orphan drug exclusivity, and paediatric exclusivity.

“Second Phase 2/3 Initiation” means the first dosing of the second patient in a Phase 2/3 Clinical Trial for a Licensed Product for an Indication other than that for a First Phase 2/3 Initiation.

“Sub-licensee” means any third party (other than an Affiliate) to whom the Licensee grants a sub-licence of its rights under this Agreement in accordance with clause 2.2.

“Territory means worldwide.

“Third Phase 2/3 Initiation” means the first dosing of the second patient in a Phase 2/3 Clinical Trial for a Licensed Product for an Indication other than the Indication for a First Phase 2/3 Initiation or Second Phase 2/3 Initiation.

“ULK Inhibitor IP” means the Materials and Know-how generated by LifeArc through its ULK 1/2 inhibitor programme including but not limited to the compounds, the Materials and Know-how set out in schedule 1, and any Intellectual Property Rights claiming or covering the foregoing.

“University of Glasgow Agreement” means a collaboration agreement entered into by LifeArc and The University Court of the University of Glasgow with an effective date of 24th October 2019 for a research project entitled “ULK Target Validation for treatment of CML”.

“Valid Claim” means a claim of a patent or patent application that has not been abandoned or allowed to lapse or expired or been held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable judgment.

Interpretation

1.2	In this Agreement:

1.2.1	the headings are used for convenience only and shall not affect its interpretation;

1.2.2	references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine;

1.2.3	references to clauses and schedules mean clauses of, and schedules to, this Agreement;

1.2.4	references in this Agreement to termination shall include termination by expiry;

1.2.5	where the word “including” is used it shall be understood as meaning “including without limitation”;

1.2.6

any reference to any English law term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English law term;

1.2.7	time shall be of the essence in relation to the performance of the Licensee’s obligations under this Agreement;

1.2.8	any reference to days shall be deemed to mean calendar days; and

1.2.9

subject to clause 5.6, any reference to the sale of a Licensed Product by the Licensee or its Affiliates or Sub-licensees will be taken to include any supply or other disposal of Licensed Products, and the term sold shall be construed accordingly.

2.	GRANT OF RIGHTS

Licences

2.1

LifeArc hereby grants to the Licensee and its Affiliates, and the Licensee hereby accepts on its own behalf and on behalf of its Affiliates, subject to the provisions of this Agreement an exclusive licence under the Licensed IP, with the right to sub-license through multiple tiers, subject to clause 2.2, to develop, have developed, manufacture, have manufactured, use, sell, offer for sale and import Licensed Products in the Field and in the Territory.

Sub-Licensing

2.2	The Licensee (but not its Affiliates) shall be entitled to grant sub-licences of its rights under this Agreement to any third party, provided that:

2.2.1	the Licensee notifies LifeArc promptly of the grant of the sub-licence and shall enter into a written sub-licence agreement with such third party;

2.2.2	such sub-licence agreement shall include obligations on the Sub-licensee which are consistent with the obligations on the Licensee under this Agreement;

2.2.3

each sub-licence shall terminate automatically upon termination of this Agreement for any reason (but not expiry of this Agreement under clause 10.1) provided that if the Sub-licensee was not implicated in or at fault in any circumstances which led to the termination of this Agreement, LifeArc shall enter into a direct licensing arrangement with such Sub-licensee and shall grant the Sub-licensee a licence of the same scope and on the same terms as the licence granted to the Licensee under this Agreement.

2.2.4	the Licensee shall provide a copy of each sub-licence agreement and of any subsequent amendments to it to LifeArc within thirty (30) days following execution;

2.2.5

the Licensee shall ensure that each Sub-licensee complies fully with the terms of the relevant sub-licence agreement. The Licensee shall be responsible for any breach of or non-compliance with a sub-licence agreement by its Sub-licensees as if the breach or non-compliance had been a breach of or non-compliance with this Agreement by the Licensee, and the Licensee shall indemnify each of the Indemnitees against any Claims which are awarded against or suffered by any of the Indemnitees as a result of any such breach or non-compliance by its Sub-licensees; and

the Licensee shall not be relieved of any of its obligations under this Agreement by the grant of such a sub-licence agreement or by the grant of any further sub-licences by its Sub-licensees. The Licensee acknowledges that a material breach of clauses 2.2.1 or 2.2.2 shall be considered a material breach for the purpose of clause 10.2.1.

Reservation of Rights

2.3

Subject to clause 2.4, LifeArc reserves the non-exclusive, irrevocable, worldwide, royalty-free right to use the Licensed IP in the Field for LifeArc’s own non-commercial, non-clinical academic research and the LifeArc Testing together with the right to grant sub-licences to its academic collaborators under appropriate agreements. The Licensee acknowledges that LifeArc prior to entering into this Agreement has granted non-commercial research rights to academic collaborators under material transfer agreements. LifeArc shall promptly provide to Licensee, where it is allowed to do so, a list of all such agreements related to the Licensed IP executed prior to the Commencement Date, and LifeArc shall promptly notify Licensee if it enters into any such agreements (or other such appropriate agreements with its academic collaborators) after the Commencement Date and shall provide Licensee a copy of such agreement.

2.4

Subject to clause 2.6 LifeArc will commit for a period of five (5) years from the Commencement Date not to seek to develop or undertake any ULK1/2 therapeutic development programs either in-house or via third parties.

2.5	Except for the licences expressly granted by this clause 2, LifeArc grants no rights to the Licensee to or under any intellectual property or know-how other than the Licensed IP

Testing

2.6	LifeArc will carry out the following testing at its own expense:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(“LifeArc Testing”).

2.7	LifeArc will promptly provide the Licensee with a copy of the LifeArc Testing Results.

2.8	The Licensee will carry out the following testing at its own expense:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***];

(f)	[***];

(g)	[***];

(h)	[***];

(“Initial Testing”).

2.9	The Licensee will promptly provide LifeArc with a copy of the Development Results relating to the Initial Testing.

Affiliates

2.10	The Licensee shall:

2.10.1	ensure that its Affiliates comply fully with the terms of this Agreement;

2.10.2	be responsible for any breach of or non-compliance with this Agreement by its Affiliates as if the breach or non-compliance had been a breach of or non-compliance with this Agreement by the Licensee;

2.10.3

indemnify each of the Indemnitees against any Claims which are awarded against or suffered by any of the Indemnitees as a result of any breach of or non-compliance with this Agreement by its Affiliates; and

2.10.4	ensure that if any Affiliate ceases to be an Affiliate as a result of a change of Control or otherwise, that former Affiliate immediately upon such cessation:

(a)	shall cease to have a license under the Licensed IP for developing, manufacturing, having manufactured, using, selling, offering for sale, importing and/ or having sold Licensed Products;

(b)

returns to the Licensee or destroys any documents or other materials in the former Affiliate’s possession or under its control and that contain LifeArc’s Confidential Information or any confidential information of the Licensee relating to the Licensed IP and/or Licensed Products;

(c)	delivers to the Licensee a copy of all technical and clinical data relating to Licensed Products generated by the former Affiliate;

(d)	discloses to the Licensee full details of all and any Development Results generated by the former Affiliate; and

(e)

to the extent possible, takes all action necessary to have any product licences, marketing authorisations, pricing and/ or reimbursement approvals (and any applications for any of the foregoing) which relate to Licensed Products transferred into the name of the Licensee.

3.	PROVISION OF IP AND CONFIDENTIAL INFORMATION

Provision of ULK Inhibitor IP

3.1

Within thirty (30) days following the Commencement Date LifeArc shall deliver to the Licensee (a) the ULK Inhibitor IP, (b) the chemical structure of all the compounds listed on schedule 1 and (c) reasonable quantities of LifeArc selected ULK1/2 inhibitors in its possession first shown to be of a suitable quality.

3.2

LifeArc shall instruct and cause the LifeArc Scientist to answer all reasonable queries received from the Licensee regarding the Licensed IP for a period of eighteen (18) months from the Commencement Date, provided that:

3.2.1	the LifeArc Scientist is not required to undertake any further experimental work as part of consulting support and/or

3.2.2

in the event the LifeArc Scientist is required to attend the Licensee’s premises, the Licensee shall reimburse LifeArc promptly on demand for all travel (at business class rates), accommodation and subsistence costs incurred in so doing.

LifeArc shall answer any queries received from the Licensee regarding the Licensed IP after the expiry of the eighteen (18) months period indicated above at its sole discretion.

Confidentiality Obligations

3.3	Each Party (“Receiving Party”) undertakes:

3.3.1

to maintain as secret and confidential all Confidential Information obtained from the other Party (“Disclosing Party”) in the course of or in anticipation of this Agreement and to respect the Disclosing Party’s rights therein;

3.3.2	to use such Confidential Information only for the purposes of or as permitted by this Agreement;

3.3.3

to disclose such Confidential Information only to those of its employees, actual or prospective contractors, Affiliates, and actual or prospective Sub-licensees (if any) to whom, and to the extent that, such disclosure is reasonably necessary for the purposes of this Agreement, and ensure that each such employee, contractor, Affiliate and Sub-licensee to whom Confidential Information is disclosed is made fully aware of the confidential nature thereof and has agreed in writing to comply at all times with the restrictions placed on the Receiving Party under this clause 3.3, provided however that the Licensee shall have the right to disclose Confidential Information received from LifeArc to potential or actual customers of Licensed Products to the extent reasonably necessary to promote the sale or use of Licensed Products and provided that such customer has agreed to confidentiality provisions at least as restrictive as those set forth herein; and

3.4

Notwithstanding anything to the contrary in this clause 3 the Licensee may also disclose the Confidential Information to its actual or prospective investors, collaborators or acquirers under confidentiality.

Exceptions to Obligations

3.5	The provisions of clause 3.3 shall not apply to Confidential Information which the Receiving Party can demonstrate by reasonable written evidence:

3.5.1	was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or

3.5.2	is subsequently disclosed to the Receiving Party by a third party without any obligations of confidence; or

3.5.3	is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates or Sub-licensees;

3.5.4	is independently developed by the Receiving Party without the use of such Confidential Information;

3.5.5	the Receiving Party is required to disclose to patent offices in furtherance of the Licensed IP; or

3.5.6	the Receiving Party is required to disclose by or to the courts of any competent jurisdiction, or to any government, regulatory agency or financial authority, provided that the Receiving Party shall:

(a)	inform the Disclosing Party as soon as is reasonably practicable; and

(b)

at the Disclosing Party’s request and cost seek to persuade the court, government, agency or authority to have the information treated in a confidential manner, where this is possible under the court, government, agency or authority’s procedures.

Non-use of Names

3.6

Each Party agrees not to use or refer to this Agreement in any public announcement or promotional activity, or use the names or marks of the other Party, other than as expressly permitted under the terms of this Agreement without the prior written consent of the other Party.

4.	PAYMENTS

Initial Payments

4.1

Within fifteen (15) days of the completion of the Initial Testing Period the Licensee shall notify LifeArc whether it wishes to continue with this Agreement or terminate it pursuant to clause 10.4. Should the Licensee wish to continue with this Agreement the Licensee shall, following receipt of an appropriate invoice from LifeArc, pay to LifeArc a non-refundable, non-deductible licence fee of seventy-five thousand US dollars ($75,000). In the event the Licensee does not notify of its intention within forty-five (45) days of the completion of the Initial Testing Period, LifeArc may terminate this Agreement with immediate effect.

Development Milestone Payments

4.2

Within thirty (30) days following achievement of each of the following development milestone events for a Licensed Product by the Licensee or any of its Affiliates or Sub-Licensees in any country or territory, the Licensee shall notify LifeArc in writing that the relevant milestone event has been achieved and pay to LifeArc the amount(s) set out next to such milestone event in the table below. For clarity, each of the following milestone payments are due one-time only:

Milestone Event	Amount to be paid

[***]	$[***]

[***]	$[***]

[***]	$[***]

[***]	$[***]

First Calendar Year Annual Worldwide Sales of all Licensed Products greater than $[***]	$[***]

First Calendar Year Annual Worldwide Sales of all Licensed Products greater than $[***]	$[***]

First Calendar Year Annual Worldwide Sales of all Licensed Products greater than $[***]	$[***]

First Calendar Year Annual Worldwide Sales of all Licensed Products greater than $ $ [***]	$[***]

If, for any reason, any of the milestones set out above (other than the [***] or [***] which will only be achieved by actual achievement) are achieved without all or any of the preceding milestones having been achieved by the Licensee or its Affiliates or Sub-licensees, then upon achievement of the relevant milestone, the milestone payments for the preceding milestones which have not been achieved shall also be due and payable. By way of example only, if the second milestone is achieved without the Licensee or its Affiliates or Sub-licensees having achieved the first milestone, then upon achievement of the second milestone, the payment for the first milestone which has not been achieved shall also be due and payable.

Royalties on Net Sales

4.3	The Licensee shall pay to LifeArc on a Licensed-Product by Licensed-Product basis and country-by-country basis for the applicable term specified in Section 10.1:

4.3.1	a royalty of [***] percent ([***] %) of the Net Sales Value of all Licensed Products sold or disposed by or on behalf of the Licensee or its Affiliates or its Sub-licensees.

4.3.2	a royalty of [***] percent [***] (%) of the Net Sales Value of all Combination Products sold or disposed by or on behalf of the Licensee or its Affiliates or its Sub-licensees.

Valuation of Non-Monetary Consideration; Referral to Expert

4.4

If at any time a dispute arises or the Parties are unable to reach agreement in relation to (a) the open market value of any non-cash consideration received by the Licensee for a Licensed Product or (b) the reasonable value for a Licensed Product when incorporated within a Combination Product; or (c) quantity of products disposed for free or at or below cost of production; and the Parties are not able to resolve such dispute within thirty (30) days following the dispute first arising, such disagreement shall be referred to an independent expert who shall be appointed and act in accordance with the provisions of schedule 2 and whose decision shall be final and binding on the Parties.

Payment Frequency

4.5

Royalties due under this Agreement shall be paid within sixty (60) days following the end of each calendar quarter ending on 31 March, 30 June, 30 September and 31 December in each year, in respect of sales of Licensed Products made generated during such quarter and within sixty (60) days following the termination of this Agreement.

Payment terms

4.6	All sums due under this Agreement:

4.6.1	shall be paid in US Dollars in cash by transferring an amount in aggregate to the following account number: [***].

4.6.2

will be made without any set-off, deduction or withholding except as may be required by law. If the Licensee is required by law to make any deduction or to withhold any part of any amount due to LifeArc under this Agreement, the Licensee will give to LifeArc proper evidence of the amount deducted or withheld and payment of that amount to the relevant taxation authority, and will do all reasonable things in its power to enable or assist LifeArc to claim exemption from or, if that is not possible, to obtain a credit for the amount deducted or withheld under any applicable double taxation or similar agreement from time to time in force; and

shall be made by the due date, failing which LifeArc may charge interest on any outstanding amount on a daily basis until such payment is made at a rate equivalent to [***] % above the Bank of England base lending rate then in force in London.

Royalty Statements and invoices

4.7

The Licensee shall send to LifeArc a statement setting out for the relevant calendar quarter the detail included at schedule 4. Upon receipt of such statement LifeArc shall invoice the Licensee for the royalty due referencing the PO number on the invoice and sending the invoice to accounting@erasca.com for payment.

Records

4.8

The Licensee shall for a period of three (3) years after the date of applicable sale of Licensed Product keep at its normal place of business detailed and up to date records and accounts showing the quantity, description and invoiced price or non-cash consideration for all Licensed Products sold by it or its Affiliates or its Sub-licensees or on its or its Affiliates’ or its Sub-licensees’ behalf, broken down in each case on a country by country basis, and being sufficient to ascertain the payments due to LifeArc under this Agreement.

4.9

The Licensee shall make such records and accounts available that have not previously been audited under this clause 4.9, on reasonable notice and not more than once in any calendar year, for inspection during the Licensee’s normal business hours by an independent accountant nominated by LifeArc and reasonably acceptable to Licensee for the purpose of verifying the accuracy of any statement or report given by the Licensee to LifeArc under clause 4.7. The Licensee shall co-operate reasonably with any such accountant, and shall promptly provide all information and assistance reasonably requested by such accountant. The accountant shall be required to keep confidential all information learnt during any such inspection, and to disclose to LifeArc only such details as may be necessary to report on the accuracy of the Licensee’s statement or report. LifeArc shall be responsible for the accountant’s charges unless the accountant certifies that there is an inaccuracy of more than [***] % ([***] percent) in any royalty statement, in which case the Licensee shall pay his charges in respect of that inspection. The Licensee shall ensure that LifeArc has the same rights as those set out in this clause 4.9 in respect of the Licensee’s Affiliates and Sub-licensees.

4.10

The Licensee shall co-operate with LifeArc in good faith to resolve any discrepancies identified during any such inspection and shall pay any shortfall in the amounts paid to LifeArc under this Agreement, together with interest on late payment as specified in clause 4.6.4, within thirty (30) days following receipt of a copy of the independent accountant’s report.

Royalties to Third Parties

4.11

If, during the term of this Agreement, the Licensee needs to obtain a third party license (“Third Party Licence”) in order to avoid infringing such third party’s patent(s) as a direct result of the use of the Licensed IP and/or the Development Results in the course of manufacture or sale of Licensed Products and provided that the Licensee has consulted with LifeArc, and has taken into account any representations made to it by LifeArc, in relation to the necessity of obtaining such Third Party Licence, the royalties payable under this Agreement shall be reduced by [***] percent ([***]%) of the amount of royalties paid by the Licensee under the Third Party Licence. Notwithstanding the foregoing, the amount of royalty payable by the Licensee to LifeArc in any quarterly period in respect of each country and territory within the Territory shall not be reduced by more than [***]percent ([***]%) of the amount which would have otherwise been payable in the absence of this clause. The reduction referred to in this clause shall only be made where the infringement of the third party patent arises directly from the manufacture, use, sale, offer for sale or importation of a Licensed Product in accordance with the provisions of this Agreement, and not from the use of generally applicable intellectual property rights (e.g. general manufacturing or research tools) that are not specific to the Licensed Product and that the Licensee chooses to use in the manufacture of its products generally. The Licensee shall use its commercially reasonable endeavours. The Licensee shall use its Diligent Efforts to avoid having to pay royalties, and to minimise the amount of any such royalties which it agrees to pay, to any third party.

5.	COMMERCIALISATION

General Diligence

5.1

The Licensee shall use Diligent Efforts to develop and commercialise Licensed Products throughout the Territory (including obtaining all and any regulatory approvals which may be required to market and sell the Licensed Products) and to maximise sales for the benefit of both Parties.

Specific Milestones

5.2	In addition to the Licensee’s obligations under clause 5.1, the Licensee shall use Diligent Efforts to achieve the following development milestone events by the following dates:

Milestone Event	Date by which event must be achieved

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

Development Plan

5.3

The Licensee’s initial plan for developing Licensed Products is set out in schedule 3 (the “Development Plan”). The Licensee shall provide to LifeArc by January 31st of each year until First Commercial Sale a written update to the Development Plan that shall:

5.3.1	report on all activities conducted under this Agreement by the Licensee and its Affiliates and Sub-licensees since the Commencement Date or the date of the previous update (as appropriate);

5.3.2

set out the milestone events achieved since the Commencement Date or the date of the previous update (as appropriate) and the Licensee’s best estimate of the dates for achieving any future milestone events; and

5.3.3	set out the current and projected activities being taken or planned to be taken by the Licensee and its Affiliates and Sub-licensees to bring Licensed Products to market.

LifeArc’s receipt or approval of any update to the Development Plan shall not be taken to waive or qualify the Licensee’s obligations under clause 5.1.

Reporting of First Commercial Sale

5.4	The Licensee will include in each quarterly royalty report notice of the First Commercial Sale of each Licensed Product in each country within the Territory.

Quality

5.5

The Licensee shall ensure that all of the Licensed Products marketed by it and its Affiliates and Sub-licensees are of satisfactory quality and comply with all applicable laws and regulations in each part of the Territory.

Disposals of Licensed Products for Free

5.6	Notwithstanding the terms of clause 5.1, the Licensee shall be entitled to supply a reasonable number of Licensed Products to third parties free or at or below cost of production:

5.6.1	for use in clinical trials;

5.6.2	for use in an early access scheme, patient access scheme or market access scheme approved by regulatory authorities in the relevant territories;

5.6.3	as promotional items for the purpose of establishing a market for the Licensed Products in the relevant country or territory; and/or

5.6.4	for evaluation and testing purposes,

provided that in the case of sub-clause 5.6.3, the quantity of Licensed Products supplied free or at or below cost of production in each country or territory is not excessive and is in line with normal industry practice in such country or territory. Any Licensed Products disposed of to third parties free or at or below cost of production in accordance with this clause 5.6 shall not be taken into account for the purposes of calculating Net Sales Value; provided that if the Parties are unable to agree upon what constitutes an excessive supply of Licensed Products, the disagreement shall be referred to an independent expert pursuant to clause 4.4.

6.	REFERRAL TO EXPERT

Referral to Expert

6.1

If LifeArc considers at any time during the period of this Agreement that the Licensee has without legitimate reason failed to comply with its obligations under clause 5.1, LifeArc shall be entitled to refer to an independent expert(s) the following questions:

6.1.1	whether the Licensee has complied with its obligations under clause 5.1; and if not

6.1.2	what specific action the Licensee should have taken (“Specific Action”) in order to have so complied.

The independent expert(s) shall be appointed in accordance with the provisions of schedule 2 and his decision shall be final and binding on the Parties.

Consequences of Expert’s Decision

6.2

If the expert(s) determines that the Licensee has failed to comply with its obligations under clause 5.1, and if the Licensee fails to take the Specific Action within six (6) months of the expert giving his decision in accordance with schedule 2, LifeArc shall be entitled, by giving, at any time within three (3) months after the end of that six (6) month period, not less than three (3) months’ notice, to terminate this Agreement.

7.	COMPLIANCE WITH LAWS

General Compliance with Laws

7.1

The Licensee will at all times (and will ensure its Affiliates and Sub-licensees) comply with all legislation, rules, regulations and statutory requirements applying to and obtain any consents necessary for its use of the Licensed IP, the Development, manufacture, and sale of Licensed Products in any country or territory.

Bribery Act

7.2	The Licensee shall (and shall procure that any persons associated with it engaged in the performance of this Agreement including its Affiliates and Sub-licensees shall):

7.2.1	at all times comply with all applicable laws, statutes, regulations and codes relating to anti-bribery and corruption including the UK Bribery Act 2010;

7.2.2	have and maintain adequate policies and procedures to ensure compliance with such requirements (which it shall enforce where appropriate); and

7.2.3	immediately notify LifeArc of any demand for any undue financial or other advantage of any kind received by it in connection with this Agreement.

For the purpose of this clause 7.2, the meaning of adequate procedures and whether a person is associated with another person shall be determined in accordance with the Bribery Act 2010 (and any guidance issued under section 9 of that Act). Breach of this clause 7.2 shall be deemed a material breach of this Agreement entitling LifeArc to terminate under clause 10.2.1.

Modern Slavery Act

7.3

The Licensee shall (and shall procure that any persons associated with it engaged in the performance of this Agreement including its Affiliates and Sub-licensees shall) comply with all applicable laws and codes of practice relating to anti-slavery including the Modern Slavery Act 2015. Such compliance shall include ensuring that all reasonable steps are taken to ensure that all parties associated with the Development, manufacture and commercialisation of the Licensed Products comply with all applicable laws and codes of practice relating to anti-slavery including the Modern Slavery Act 2015.

Export Control Regulations

7.4

The Licensee shall ensure that, in using the Licensed IP and in selling Licensed Products and providing, it and its Affiliates, employees, sub-contractors and Sub-licensees shall comply fully with any United Nations trade sanctions or UK legislation or regulation, from time to time in force, which impose arms embargoes or control the export of goods, technology or software, including weapons of mass destruction and arms, military, paramilitary and security equipment and dual-use items (items designed for civil use but which can be used for military purposes) and certain drugs and chemicals.

8.	INTELLECTUAL PROPERTY

Obtain and Maintain Patent Rights

8.1

The Licensee shall be responsible for the drafting, filing, prosecution and maintenance of the Patents at its cost and expense. The Licensee shall provide LifeArc with all copies of patent applications filed for the protection of ULK Inhibitor IP, and/or LifeArc Testing Results and/or

Development Results and copies of all granted Patents. LifeArc shall, on Licensee’s request, cooperate and provide necessary documents and information to assist Licensee in the drafting, filing, prosecution and maintenance of the Patents. If the Parties mutually agree, the Licensed IP Patent Rights (as defined in Section 8.5 below) may be assigned solely to Licensee or jointly with Licensee and LifeArc.

8.2

Inventorship of any invention claimed by the Patents will be determined in accordance with applicable patent law on a country by country basis. Ownership of the Patents will follow inventorship as determined under U.S. patent law. Each Party shall ensure that its employees are obligated to assign to such Party all inventions and associated patents rights generated by such employees in the course of their employment.

8.3

Each Party will, on the other Party’s request, do all such things and sign all such documents as may be required to vest the right, title and interest in and to the Patents in accordance with clause 8.2.

8.4	The Licensee shall:

8.4.1	within thirty (30) days after filing an application for the Patents inform LifeArc in writing and provide a copy of such Patent application for LifeArc’s records.

8.4.2	by January 31st of each year during the term of the Agreement provide to LifeArc a report on the status of the Patents, including ongoing prosecution and maintenance.

8.5

If at any time, the Licensee elects to abandon any application or not maintain any patent contained in the Patent Rights arising from the Licensed IP (“Licensed IP Patent Rights”) in a Major Market Country, the Licensee shall notify LifeArc of such election in writing (such notice to be given no less than sixty (60) days prior to such Licensed IP Patent Rights lapsing). LifeArc shall have thirty (30) days to inform the Licensee that it wishes to (a) take over prosecution of such Licensed IP Patent Rights filed in LifeArc’s name, and/or (b) receive assignment of the Licensed IP Patent Rights filed in the Licensee’s name only or in both Parties’ names (if applicable). In the event LifeArc wishes to:

8.5.1

take over prosecution of such Licensed IP Patent Rights filed in LifeArc’s name, the Licensee shall promptly transfer such Licensed IP Patent Rights and thereafter Licensee shall have no further rights or obligation to prosecute or maintain such Licensed IP Patent Rights and the rights granted to the Licensee under this Agreement under such Licensed IP Patent Rights shall cease.

8.5.2

have rights in the Licensed IP Patent Rights filed in Licensee’s name only or in both Parties names assigned to it to hold in its sole name, the Licensee shall make such assignment in consideration for one pound sterling (£1).

8.6

If at any time, the Licensee elects to abandon any application or not maintain any patent contained in the Patent Rights arising from the Development Results in a Major Market Country, the Licensee shall notify LifeArc of such election in writing (such notice to be given no less than sixty (60) days prior to such Patent Rights lapsing). LifeArc shall have an option to negotiate to take assignment of such applications or patents (“Assignment Option”). The Assignment Option is exercisable within thirty (30) days from the date of notification from the Licensee (the “Assignment Option Period”). Upon LifeArc exercising the Option the Parties will promptly negotiate in good faith for a period of three (3) months (the “Assignment Negotiation Period”) the terms of an assignment agreement and devise a strategy for the payment of patent costs during the negotiation period. For the avoidance of doubt the financial terms of such assignment agreement will be on a revenue sharing basis and will not include any upfront or milestone payments. In the event that (a) LifeArc notifies the Licensee in writing that it does not wish to exercise the Assignment Option; (b) LifeArc has not exercised the Assignment Option by the end of the Assignment Option Period or (c) the Parties fail to agree on the terms of the assignment agreement within the Assignment Negotiation Period the Licensee shall have no further obligation to LifeArc with respect to such Patent Rights.

Infringement of Patent Rights

8.7	Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any Patents.

8.8

The Licensee shall have the right but not the obligation to take action against any third party alleged to be infringing the Patents and to defend such Patents against challenges to validity or ownership at its expense.

8.9

LifeArc shall, if reasonably requested by the Licensee, agree to cooperate with the Licensee in taking any action pursuant to 8.8, including without limitation joining any suit for standing purposes, provided that the Licensee shall reimburse LifeArc for any reasonable expenses incurred by LifeArc in relation to such cooperation.

8.10

The Licensee shall pay to LifeArc royalties, in accordance with clause 4, on any damages received from such action as if the amount of such damages after deduction of both Parties’ reasonable expenses in relation to the action were Net Sales Value.

9. WARRANTIES AND LIABILITY

Warranties by LifeArc

9.1	LifeArc warrants and undertakes to the Licensee as follows:

9.1.1	it has the full power and authority to grant the licences contained in this Agreement;

9.1.2

except for the Licensed IP that is jointly owned with the University of Glasgow and subject to the University of Glasgow Agreement, it owns the Licensed IP and has not granted any rights to a third party that are inconsistent with the rights granted to Licensee hereunder. Prior to the Effective Date, LifeArc has provided to Licensee a true and correct copy of the University of Glasgow Agreement and during the term of this Agreement LifeArc shall not (i) amend or modify the University of Glasgow Agreement, whether directly or indirectly, which would restrict or narrow the scope of Licensee’s rights hereunder or (ii) terminate the University of Glasgow Agreement; in each case without the prior express written consent of Licensee;

9.1.3

so far as it is aware (having made no enquiry of any third parties or conducted any freedom to operate searches), the use and exploitation of the Licensed IP will not infringe the intellectual property rights of any third party; and

9.1.4

it has not done, and shall not do nor agree to do during the continuation of this Agreement, any of the following things if to do so would be inconsistent with the exercise by the Licensee of the rights granted to it under this Agreement, namely:

(a)	grant or agree to grant any rights in the Licensed IP in the Field in the Territory (other than in accordance with clause 2.3); or

(b)	assign, mortgage, charge or otherwise transfer any of the Licensed IP in the Field in the Territory or any of its rights or obligations under this Agreement.

Warranties by the Licensee

9.2	The Licensee warrants and undertakes to LifeArc that:

9.2.1	it has the right to enter into this Agreement;

9.2.2	is duly organised and existing under the laws of Delaware and has all necessary authority, power and capacity to perform its obligations under this Agreement.

Acknowledgements

9.3	The Licensee acknowledges that:

9.3.1

the Licensed IP is at an early stage of development. Accordingly, specific results cannot be guaranteed and any results, materials, information or other items (together “Delivered Items”) provided under this Agreement are provided “as is” and without any express or implied warranties, representations or undertakings. As examples, but without limiting the foregoing, LifeArc does not give any warranty that Delivered Items are of merchantable or satisfactory quality, are fit for any particular purpose, comply with any sample or description, or are viable, uncontaminated, safe or non-toxic.

9.3.2	LifeArc has not performed any searches or investigations into the existence of any third party rights that may affect any of the Licensed IP.

No Other Warranties

9.4

Each of the Parties acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

9.5	Without limiting the scope of clause 9.4, LifeArc does not make any representation nor give any warranty or undertaking:

9.5.1	as to the efficacy or usefulness of the Licensed IP; or

9.5.2

that the use of any of the Licensed IP, the manufacture, sale, offer for sale, import or use of the Licensed Products, or the exercise of any of the rights granted under this Agreement will not infringe any intellectual property or other rights of any other person; or

9.5.3

that the Licenced IP or any other information communicated by LifeArc to the Licensee under or in connection with this Agreement will produce Licensed Products of satisfactory quality or fit for the purpose for which the Licensee intended or that any product will not have any defect, latent or otherwise, and whether or not discoverable by inspection; or

9.5.4

as imposing any obligation on LifeArc to bring or prosecute actions or proceedings against third parties for infringement or to defend any action or proceedings for revocation of any patents related to Licensed IP and/or the Development Results; or

9.5.5	as imposing any liability on LifeArc in the event that any third party supplies Licensed Products to customers located in the Territory; or

9.5.6	that there will be no similar or competitive products manufactured, used, sold or supplied by any third party in the Territory.

Responsibility for Development of Licensed Products

9.6

The Licensee shall be exclusively responsible for its and its Affiliates’ and Sub-licensees’ use of the Licensed IP, the Development and manufacture of Licensed Products and for incorporating any modifications or developments thereto that may be necessary or desirable, for all Licensed Products sold or supplied, notwithstanding any consultancy services or other contributions that LifeArc may provide in connection with such activities.

Indemnity

9.7

The Licensee shall indemnify LifeArc, and its officers, directors, employees and representatives (together, the “Indemnitees”) against all third party Claims that may be asserted against or suffered by any of the Indemnitees and which relate to:

9.7.1	the use by the Licensee or any of its Affiliates or Sub-licensees of any of the Licensed IP or Development Results; or

9.7.2

the Development, manufacture, use, marketing or sale of, or any other dealing in, any of the Licensed Products, by or on behalf of the Licensee or any of its Affiliates or Sub-licensees, or subsequently by any customer or any other person, including claims based on product liability laws.

The indemnity given by the Licensee to each Indemnitee under this clause will not apply to any Claim to the extent that it is attributable to the negligence or wilful misconduct of that Indemnitee.

Limitations of Liability

9.8

To the extent that any Indemnitee has any liability in contract, tort, or otherwise under or in connection with this Agreement, including any liability for breach of warranty, their liability shall be limited in accordance with the following provisions of this clause 9.

9.9	The aggregate liability of the Indemnitees shall be limited to the total of [***] US dollars ($[***]).

9.10

LifeArc shall provide prompt written notice to the Licensee of the initiation of any action or proceeding that may reasonably lead to a claim for indemnification. Upon such notice and subject to confirming that the indemnity will apply, the Licensee shall have the right to assume the defence and settlement of such action or proceeding, provided that it shall not settle any action or proceeding without the Indemnitee’s written consent. The Indemnitee shall co-operate with the Licensee in the defence of such claim.

9.11

Subject to clause 9.12, neither Party shall be liable to the other Party for any indirect, consequential or special damages or losses, or any loss of profits, loss of revenue (other than revenue due under this Agreement or any other agreement entered into between the Parties) which arises directly or indirectly from that Party’s breach or non-performance of this Agreement, or negligence in the performance of this Agreement or from any liability arising in any other way out of the subject matter of this Agreement even if the Party bringing the claim has advised the other Party of the possibility of those losses arising, or if such losses were within the contemplation of the Parties.

9.12	Nothing in this Agreement limits or excludes either Party’s liability for:

9.12.1	death or personal injury; or

9.12.2	fraud or for any other type of liability that, by law, cannot be limited or excluded.

Insurance

9.13

Commencing with the first Phase 1 Clinical Trial, the Licensee shall take out with a reputable insurance company and maintain at all times during the term of this Agreement and for a further two (2) years after the end of the term of this Agreement, product liability and general liability insurance including against all loss of and damage to property (whether real, personal or intellectual) and injury to persons including death arising out of or in connection with this Agreement and the Licensee’s and its Affiliates’ and Sub-licensees’ use of the Licensed IP and the Development Results and use, sale of or any other dealing in any of the Licensed Products. Such insurances may be limited in respect of one claim and in aggregate at all time provided that such limit must be at least five million U.S. dollars ($5,000,000).

9.14	The Licensee will produce to LifeArc at all times upon demand proof that the insurance cover required pursuant to clause 9.13 is in force and evidence that all premiums have been paid up to date.

10.	DURATION AND TERMINATION

Commencement and Termination by Expiry

10.1

This Agreement, and the licences granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this clause 10 or clause 11.2, the licences granted hereunder shall continue in force on a Licensed Product-by-Licensed Product basis and country by country basis until the later of:

10.1.1

the date on which all the Patents that claim the applicable Licensed Product have been abandoned or allowed to lapse or expired or been rejected or revoked without a right of further appeal in the relevant country or territory; and

10.1.2	the date of expiry of Regulatory Exclusivity for the applicable Licensed Product in the relevant country or territory; and,

10.1.3	the tenth (10th) anniversary of the First Commercial Sale of the applicable Licensed Product in the relevant country;

upon which the licences granted hereunder for such Licensed Product in such country or territory shall continue as provided for in Section 10.6.

This Agreement shall terminate when all of the above periods have terminated in all countries and territories within the Territory.

Early Termination

10.2	Each Party may terminate this Agreement forthwith by giving written notice to the other Party (“Other Party”) if:

10.2.1

the Other Party commits a material breach of any of its obligations under this Agreement (which shall include any non-payment of sums due under this Agreement) and, in the case of a breach capable of remedy, the breach is not remedied within sixty (60) days of the Other Party receiving notice specifying the breach and requiring its remedy, or where the breach relates to non-payment of a sum due under this Agreement, the sum is not paid in full within fourteen (14) days following the Other Party receiving notice specifying the non-payment and requiring payment in full; or

10.2.2

the Other Party passes a resolution for its winding-up, or if a court of competent jurisdiction makes an order for the other Party’s winding-up or dissolution, or makes an administration order in relation to the other Party, or if a receiver is appointed over, or an encumbrancer takes possession of or sells an asset of, the other Party, or the other Party makes an arrangement or composition with its creditors generally, or makes an application to a court of competent jurisdiction for protection from its creditors generally, or any event occurs, or proceeding is taken, with respect to the other Party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the foregoing events.

10.3	LifeArc may terminate this Agreement by giving written notice to the Licensee, such termination to take effect forthwith or as otherwise stated in the notice:

10.3.1	in accordance with the provisions of clause 4.1 or clause 6.2; or

10.3.2

the Licensee is in persistent breach of this Agreement and where the Parties have failed to agree a mechanism to remedy the persistent nature of such breaches within a reasonable period following LifeArc notifying the Licensee of the persistent breach and requesting that the Licensee enters into discussions with LifeArc as to mechanisms for remedying the persistent breaches or if the Parties have agreed a mechanism to remedy the persistent breach but that mechanism if not fully complied with by the Licensee;

10.3.3	if the Licensee fails to produce to LifeArc at all times upon demand proof of the insurance cover required pursuant to clause 9.13

10.4	The Licensee may terminate this Agreement for any reason by giving to LifeArc not less than thirty (30) days’ notice of termination at any time in writing.

10.5

A Party’s right of termination under this Agreement, and the exercise of any such right, shall be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have in the event of a breach of contract or other default by the other Party.

Consequences of Termination

10.6

Upon expiry of the term of this Agreement in accordance with clause 10.1, and subject to all royalties and any other sums due to LifeArc under this Agreement having been duly paid, the Licensee shall have a fully paid up licence to the Licensed IP of the same scope as set forth in clause 2.1 without any further obligation to pay any further sums to LifeArc under clause 4.

10.7	Upon termination of this Agreement for any reason other than as set forth in clause 10.1:

10.7.1

the Licensee and its Affiliates and Sub-licensees shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under clause 4) any unsold or unused stocks of the Licensed Products for a period of six (6) months following the date of termination;

10.7.2

subject to clause 10.7.1 above, any licence that has not become fully paid-up in accordance with clause 10.6 shall terminate and the Licensee and its Affiliates (and subject to clause 2.2.3, its Sub-licensees) shall no longer be licensed to use or otherwise exploit the Licensed IP;

10.7.3	subject to clause 2.2.3, all sub-licences of the Licensed IP granted by the Licensee pursuant to this Agreement will automatically terminate;

10.7.4

each Party shall upon the written request of the other Party, return or destroy any documents or other materials that are in its or its Affiliates possession or under its or their control and that contain the other Party’s Confidential Information; provided, however, that the receiving Party may retain in confidence (a) one archival copy of the Confidential Information in its legal files solely to permit the receiving Party to determine compliance with its obligations hereunder and (b) any portion of the Confidential Information provided by the disclosing Party which such receiving Party is required by applicable law to retain.

10.8	Upon termination of this Agreement for any reason other than as set forth in clause 10.1 or for termination by the Licensee under clause 10.2.1:

10.8.1

LifeArc shall have an option to negotiate a an exclusive, worldwide licence, with the rights to grant sub-licences, to use and commercialise any Patents, technical and clinical data, and any Development Results relating, and any product names and trademarks which have been applied, to Licensed Products which are owned or controlled by the Licensee or its Affiliates or Sub-licensees (“Optioned IP”) for the purpose of developing, manufacturing and commercialising Licensed Products on terms to be negotiated between the parties acting reasonably (“Option”); for the avoidance of doubt the financial terms of the foregoing licence will be on a revenue sharing basis and will not include any upfront or milestone payments. The Option is exercisable at any time up to one (1) month from the date of termination of this Agreement (“Option Period”). Upon LifeArc exercising the Option the parties will negotiate in good faith the terms of the licence for a period of three (3) months or a mutually agreed upon time (“Negotiation Period”). In the event that a) LifeArc notifies the Licensee in writing that it does not wish to exercise the Option; b) LifeArc has not exercised the Option by the end of the Option Period or c) the Parties fail to agree a licence within the Negotiation Period the Licensee shall be free to exploit the Optioned IP as it sees fit.

10.8.2	The Licensee shall, provided the Parties have entered into a licence agreement pursuant to clause 10.8, promptly on LifeArc’s request:

(i)	deliver to LifeArc a copy of all technical and clinical data relating to Licensed Products generated by it or its Affiliates and/or Sub-licensees; and

(ii)	disclose to LifeArc full details of all and any Development Results, modifications, adaptations and new uses of the Licensed IP generated by it or its Affiliates and Sub-licensees; and

(iii)

to the extent possible, take all action necessary to have any clinical trial authorisations, product licences, marketing authorisations, pricing and/ or reimbursement approvals (and any applications for any of the foregoing) which relate to Licensed Products transferred into the name of LifeArc or its nominee.

10.8.3	In consideration for one pound sterling (£1) the Licensee shall assign all its rights in the Licensed IP Patent Rights filed in Licensee’s name only or in both Parties to LifeArc (if applicable).

10.9

Upon termination of this Agreement for any reason the provisions the provisions of clauses 1, 2.2.5, 2.8, 3.3, 3.4, 3.5, 4 (in respect of amounts paid and payable to LifeArc in respect of the period up to and including the date of termination), 7, 9, 10.6 to 10.9 (inclusive), and 11 shall remain in force.

11.	GENERAL

Force Majeure

11.1

Any delays in or failure of performance by either Party under this Agreement will not be considered a breach of this Agreement if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of that Party and could not have been avoided or mitigated by contingency planning including acts of God; acts, regulations and laws of any government; strikes or other concerted acts of workers; fire; floods; explosions; riots; wars; rebellion; and sabotage; and any time for performance hereunder will be extended by the actual time of delay caused by any such occurrence.

Amendment

11.2	This Agreement may only be amended in writing signed by duly authorised representatives of LifeArc and the Licensee.

Assignment

11.3

Neither Party shall assign, mortgage, charge or otherwise transfer or deal with any rights or obligations under this Agreement, nor any of the Licensed IP or rights under the Licensed IP, without the prior written consent of the other Party; provided, however, that

11.3.1

Licensee may, without such consent, assign this Agreement and its rights hereunder in connection with the transfer or sale of all or substantially all of its business or assets related to this Agreement, or in the event of its merger, consolidation, change in control or other similar transaction (“Assets Transfer”);

11.3.2

in the event the Licensee is required to assign its obligations hereunder to a third party in connection with an Asset Transfer Licensee shall notify LifeArc after entering into the applicable agreement with the third party and Licensee, LifeArc and the third party shall execute the novation agreement attached hereto as schedule 5.

Waiver

11.4

Any waiver given under or in relation to this Agreement shall be in writing and signed by or on behalf of the relevant Party. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

Invalid Clauses

11.5

If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

No Agency

11.6	Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other’s behalf.

Addresses for Notices

11.7

Any notice to be given under this Agreement shall be in English, in writing and shall be delivered by international courier to the relevant Party at the address specified in clause 11.8 or such other address as may be provided by the relevant Party to the other Party from time to time for that purpose, or such other address as that Party may from time to time notify to the other Party in accordance with this clause 11.7.

11.8	Notices to LifeArc will be sent for the attention of General Counsel & Company Secretary at Lynton House, 7-12 Tavistock Square, London WC1H 9LT, UK.

Notices to the Licensee will be sent to for the attention of Erasca Legal Department at 10835 Road to the Cure Suite 140, San Diego, CA 92121 USA with a copy to legal@erasca.com.

11.9

Notices sent as above shall be deemed to have been received one (1) working day after the day of posting in the case of delivery inland by Royal Mail signed for first class mail, or three (3) working days after the date of collection by the international courier.

Dispute Resolution

11.10

If a dispute (a “Dispute”) arises out of or in connection with this Agreement (including in relation to any non-contractual obligations) each Party may during the term of this Agreement serve a written notice (a “Referral Notice”) on the other Party.

11.11

Following service of a Referral Notice in relation to a Dispute, that Dispute will be referred for resolution to the Chief Executive Officers of the Parties or other senior managers for the time being on behalf of the Chief Executive Officers. Those representatives will meet at the earliest convenient time and in any event within twenty-eight (28) days of the date of service of the relevant Referral Notice and will attempt to resolve the Dispute.

11.12

Subject to clause 11.13, the procedures set out in clauses 11.10 and 11.11 will be followed prior to the commencement of any proceedings by each party in relation to a Dispute. However, if a Dispute is not resolved within twenty-eight (28) days of the date of service of the relevant Referral Notice each party may commence proceedings in accordance with clause 11.14.

11.13	Nothing in clauses 11.10 and/or 11.11 will prevent or delay either Party from:

11.13.1	seeking orders for specific performance, interim or final injunctive relief;

11.13.2	exercising any rights it has to terminate this Agreement; and/or

11.13.3	commencing any proceedings where this is necessary to avoid any loss of a claim due to the rules on limitation of actions.

Governing Law and Jurisdiction

11.14

The validity, construction and performance of this Agreement, and any contractual and non-contractual claims arising hereunder, shall be governed by English law and shall be subject to the exclusive jurisdiction of the English courts to which the Parties hereby submit, except that a Party may seek an interim injunction (or an equivalent remedy) in any court of competent jurisdiction.

Entire Agreement

11.15

This Agreement, including its schedules, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. Subject to clause 9.12, the Parties acknowledge that they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.

Third Parties

11.16

Except for the rights of the Indemnitees as provided in clause 9.7 and the limitations of liability afforded to the Indemnitees pursuant to clause 9.9, who may in their own right enforce and rely on the provisions of those clauses, this Agreement does not create any right enforceable by any person who is not a party to it (“Third Party”) under the Contracts (Rights of Third Parties) Act 1999, but this clause does not affect any right or remedy of a Third Party which exists or is available apart from that Act. The Parties may amend, renew, terminate or otherwise vary all or any of the provisions of this Agreement, including clauses 9.7 and 9.9, without the consent of the Indemnitees.

This document has been executed as follows

Executed for and on behalf of LifeArc

Signature /s/ Andrew Mercieca	Date	14/4/2020

Name (Printed) Andrew Mercieca	Title	CFO

Executed for and on behalf of Erasca Inc.

Signature /s/ Jonathan Lim	Date	April 16, 2020

Name (Printed) Jonathan Lim	Title	President and CEO

SCHEDULE 1

LICENSED TECHNOLOGY

[***]

SCHEDULE 2

APPOINTMENT OF EXPERT

If either Party wishes to appoint an independent expert (the “Expert”) to determine any matter pursuant to any clause of this Agreement, the following procedures will apply:

1.

The Party wishing to appoint the Expert (“the Appointing Party”) will serve a written notice on the other Party (“the Responding Party”). The written notice will specify the clause pursuant to which the appointment is to be made and will contain reasonable details of the matter(s) which the Appointing Party wishes to refer to the Expert for determination.

2.

The Parties shall within thirty (30) days following the date of the Appointing Party’s written notice use all reasonable efforts to agree who is to be appointed as the Expert to determine the relevant matter(s). If the Parties are unable to agree upon the identity of the Expert within that timescale, each Party shall appoint an Expert and the two Experts shall appoint a third Expert.

3.

Each Party will within thirty (30) days following appointment of the Expert(s), prepare and submit to the Expert(s) and the other Party a detailed written statement setting out its position on the matter(s) in question and including any proposals which it may wish to make for settlement or resolution of the relevant matter.

4.

Each Party will have fourteen (14) days following receipt of the other Party’s written statement to respond in writing thereto. Any such response will be submitted to the other Party and the Expert(s).

5.

The Expert(s) will if he/she/they deems appropriate be entitled to seek clarification from the Parties as to any of the statements or proposals made by either Party in their written statement or responses. Each Party will on request make available all information in its possession and shall give such assistance to the Expert(s) as may be reasonably necessary to permit the Expert(s) to make his/her/their determination.

6.

The Expert(s) will issue his/her/their decision (which must be unanimous) on the matter(s) referred to him/her/them in writing as soon as reasonably possible, but at latest within three (3) months following the date of his/her/their appointment. The Expert’s decision shall (except in the case of manifest error) be final and binding on the Parties.

7.	The Expert(s) will at all times act as an independent and impartial expert and not as an arbitrator.

8.	The Expert’s charges will be borne as he/she/they determines in his written decision.

SCHEDULE 3

DEVELOPMENT PLAN

[***]

SCHEDULE 4

ROYALTY STATEMENT

The Royalty Statement shall include the following information:

Licensee: _________________________________________

Agreement No/ID: __________________________________

Agreement Date: ___________________________________

Period Covered From: _____________________                 To: ________________________

Prepared By: _____________________________                 Date: _______________________

Report Type

If the licence covers several product lines, please prepare an individual report for each line then combine all product lines into a summary report. For example two products would require two individual reports and a summary.

Tick relevant box(s) below to indicate.

☐ Single Product Report

Product/Service _________________________________

Summary Report

Individual Product Report (if selling multiple products)

Product: _____________________________________ Page: ___ of: ___

Country	Unit Sold	Gross Sales	Deductions	Net Sales	Royalty Rate %	Royalty Due US Dollars

SCHEDULE 5

NOVATION AGREEMENT

This Novation Agreement (“Novation Agreement”) is made by and between

(1)

LifeArc, a company registered in England (company Number 2698321) and limited by guarantee (registered charity number 1015243), whose registered office is at 7th Floor, Lynton Housed, 7-12 Tavistock Square, London WC1H 9LT (“LifeArc”); and

(2)	Erasca Inc., a company registered in the State of Delaware, U.S.A., whose office is at 10835 Road to the Cure Suite 140, San Diego, CA 92121 USA (“Outgoing Party”).

(3)	Incoming Party, a company registered in (company Number ), whose registered office is at (“Incoming Party”)

BACKGROUND

A.	LifeArc and Outgoing Party entered into a licence agreement for the development and exploitation of products arising from ULK inhibitors with an effective date of (“Contract”)

B.

As part of [give relevant information about the background leading up to the business transfer], we [transferred OR will transfer] our business to Incoming Party [on [DATE]]. As part of the business transfer, we wish to transfer our rights and obligations under the Contract to Incoming Party on the terms set out below

OPERATIVE PROVISIONS

1.	With effect from the date of last signature (“Effective Date”):

1.1	The Outgoing Party transfers all its rights, obligations and liabilities under the Contract to Incoming Party;

1.2	Incoming Party will perform the Contract and be bound by its terms in every way as if it were the original party to it in place of the Outgoing Party;

1.3	LifeArc will perform the Contract and be bound by its terms in every way as if the Incoming Party were the original party to it in place of the Outgoing Party.

2	In addition, also with effect from the Effective Date:

2.1	Each of the LifeArc and Outgoing Party releases and discharges the other from all claims and demands under or in connection with the Contract, whether arising before, on, or after the Effective Date;

2.2

Each of LifeArc and the Incoming Party will have the right to enforce the Contract and pursue any claims and demands under it against the other with respect to matters arising before, on or after the Effective Date, as if the Incoming Party were the original party to the Contract instead of the Outgoing Party;

3	The Contract will in all other respects continue on its existing terms.

4	From the Effective Date, LifeArc will deal solely with the Incoming Party in respect of the Contract; and all:

4.1	invoices and correspondence relating to the Contract will be sent for the attention of to ; and

4.2	notices will be sent for the attention of to

5

This Novation Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with and shall be subject to the exclusive jurisdiction of the English courts to which the Parties hereby submit, except that a Party may seek an interim injunction (or an equivalent remedy) in any court of competent jurisdiction.

6	This Novation Agreement may be executed in any number of counterparts, each of which will constitute an original, but which will together constitute one agreement.

This document has been executed as follows

Executed for and on behalf of LifeArc

Signature	Date

Name (Printed)	Title

Executed for and on behalf of Erasca Inc.

Signature	Date

Name (Printed)	Title

Executed for and on behalf of

Signature	Date

Name (Printed)	Title